Exhibit 8
[LETTERHEAD OF SULLIVAN & CROMWELL LLP]
March 18, 2009
American International Group, Inc.
70 Pine Street
New York, NY 10270
Ladies and Gentlemen:
     As special tax counsel to American International Group, Inc. in connection with the registration of the 8.250% Notes due 2018, as described in the Registration Statement on Form S-4, dated March 18, 2009 (the “Registration Statement”), we hereby confirm to you our opinion as set forth under the heading “Certain United States Federal Income Tax Considerations” in the Registration Statement, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain United States Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/Sullivan & Cromwell LLP